                                                              EXHIBIT 10.10


    THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment"), is entered into as of this 26th day of June, 1998, by and among Inmold, Inc., an Indiana corporation (the "Purchaser"), Seville Plastics, Inc., a Michigan corporation ("Seville"), and the following individual (the "Selling Shareholder"): Gerald M. Pederson. Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                   RECITALS

    WHEREAS, the parties have previously entered into a Stock Purchase Agreement dated March 17, 1998; and

    WHEREAS, the parties have agreed to amend the Agreement in certain respects.

    NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

    1. Section 1.2 of the Stock Purchase Agreement previously entered into shall be amended to read as follows:

    1.2 Purchase Price, Payment of Purchase Price. In consideration for the purchase of the Shares and for the Non-competition Agreements be entered into between Seville and the Selling Shareholder, Purchaser agrees to the following:

    (a) The aggregate purchase price payable by the Purchaser for the Shares ("the Purchase Price") shall be $475,000

    (b)  The Purchase Price shall be paid as follows:

          (i) The downpayment to be paid at Closing shall be $190,000, reduced by the Valuation Adjustment, if any, determined pursuant to Paragraph 1.2(b)(iii), below; provided, however, the downpayment, including the $25,000 deposit previously made, shall not be less than $75,000.

          (ii) Prior to Closing, the Purchaser shall obtain a new appraisal for the machinery and equipment owned by Seville Plastics, Inc., which appraisal shall be from an entity acceptable to a lending institution acceptable to the Purchaser. Seville shall have the right to approve the appraiser obtained by Purchaser.

          (ii) The parties shall review the value of the new appraisal by comparing it to the Haron Machinery appraisal of $365,000.00 (liquidation value). The reduction in appraised value, if any, from the new appraisal shall reduce the downpayment from the previous $190,000.00 on a dollar for dollar basis. For example, a $50,000.00 reduction in the liquidation value from the new appraisal shall result in a $50,000.00 reduction in the downpayment amount (but not an adjustment in the Purchase Price). The adjustment in the downpayment resulting from the differences in the appraisals in hereinafter referred to as the "Valuation Adjustment."

     (c) The balance of the Purchase Price minus the reduction in the down payment as a result of the Valuation Adjustment, if any, shall be paid in equal installments over a period of three years. These payments shall bear interest at the rate of eight (8%) percent per annum. Payments shall be made monthly commencing one month after the date of closing for a period of twelve (12) months. Commencing with the period ending one year after the date of closing quarterly payments shall be due until all principal and accrued interest is paid for this portion of the purchase price.

    (d) In addition, the Seller shall receive, and the Purchaser shall receive credit toward the Purchase Price, annual payments for every month after the Closing, commencing on the first day of the month after the date of closing, equal to twenty-five (25%) percent of the net profit of Seville Plastics, Inc., in excess of $15,000.00 per month. For example, in the event that Seville Plastics for a twelve-month (12) period of timne has a net profit of $60,000.00 per month, on a cumulative basis over that period, the Selling Shareholder would be entitled to twenty-five (25%) percent of $60,000.00, or $15,000.00 Said amounts paid under this paragraph shall reduce amounts due and owing under paragraph (e) herein.

    (e) Commencing at the end of the fifth (5th) year after Closing, and in the event that there is a balance owing on the purchase price of $475,000.00 of principal, then in that event, one-third (1/3) of all principal due and owing the Selling Shareholder shall be paid at the end of year five, one-third (1/3) shall be paid at the end of year six; and one-third (1/3) shall be paid at the end of year seven after the date of Closing. Interest shall not be due or payable on any amounts due under this paragraph. Paragraphs (c) and (d) of the Purchase Agreement will remain in full force and effect as is stated in full herein.

    (e) The parties acknowledge that the $25,000 amount deposited with Meyer, Kirk, Snyder & Safford, PLLC shall be considered a non-refundable depost, which shall be paid to Purchaser if the transaction failures to close for any reason other than a breach by Seller or a failure of Seller to obtain Seville's release from Seville's obligations under
          (i) the First of America Bank loan with respect to the real estate, which has been guaranteed by Seville, and (ii) the Loan Agreement between the Oakland County Local Development Corporation, Seville and the Selling Shareholder for a certain SBA loan on the real estate, on which Seville is a co-obligor.

    (f) The parties reaffirm the provisions of Paragraph 1.2(c) and 1.2(d) of the original Stock Purchase Agreement in their entirety, and redesignate them as

          Paragraph 1.2(g) and 1.2(h)

    IN WITNESS WHEREOF, the parties have caused this First Amendment to Stock Purchaser Agreement to be executed and delivered this_____day of June, 1998.


"PURCHASER"                            INMOLD, INC., an Indiana Corporation



                                       BY:         [Illegible]
                                          ---------------------------------


"SEVILLE"                              SEVILLE PLASTICS, INC., a Michigan
                                       Corporation



                                       BY: /s/ Gerald M. Pederson
                                          ---------------------------------
                                             Gerald M. Pederson




"SELLING SHAREHOLDER"                     /s/ Gerald M. Pederson
                                         ----------------------------------
                                             Gerald M. Pederson

                     -----------------------------------
                           STOCK PURCHASE AGREEMENT

                                    among:

                                 INMOLD, INC.

                            an Indiana corporation;


                            SEVILLE PLASTICS, INC.

                            a Michigan corporation;


                                      and


                              GERALD M. PEDERSON


                          --------------------------

                          Dated as of March 17, 1998

                          --------------------------


                     -----------------------------------

                           STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of March ___, 1998, by and among Inmold, Inc., an Indiana corporation (the "Purchaser"), Seville Plastics, Inc., a Michigan Corporation ("Seville"), and the following individual (the "Selling Shareholder"): Gerald M. Pederson. Certain capitalized terms used in this Agreement are defined on Exhibit A.


                                   RECITALS

     A. The Selling Shareholder owns shares of the common stock of Seville (the "Shares"), which constitute all of the outstanding capital stock of Seville.

     B. The Selling Shareholders wish to sell the Shares to the Purchaser on the terms set forth in this Agreement.


                                   AGREEMENT

        The Purchaser, Seville and the Selling Shareholders, intending to be legally bound, agree as follows:

SECTION 1.          SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

     1.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing the Selling Shareholder shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholder.

     1.2 Purchase Price. In consideration for the purchase of the Shares and for the Noncompetition Agreements to be entered into between Seville and the selling Shareholder, Purchaser agrees to the following:

         (a) The aggregate purchase price payable by the Purchaser for the Shares (the "Purchase Price") shall be $475,000.00. To the extent that the book value of the Corporation from and after the November 30, 1997 financial statement improves, the parties agree to negotiate an equitable increase in the purchase price.

            (b) The Selling Shareholder shall be paid forty percent (40%) of the Purchase Price at the Closing by certified check or wire transfer. The remaining sixty (60%) percent of the Purchase Price shall be paid in equal installments over a period of three years. All payments received after the down payment shall bear interest at the rate of 8 % per annum. Payments shall be made monthly commencing one month after the date of closing for a period of twelve months. Commencing with the period ending one year after the date of closing quarterly payments shall be due until all principal and accrued interest is paid. Notwithstanding anything to the contrary contained herein, the complete purchase price shall be paid within three years from the date of closing. A good faith deposit of Twenty-Five Thousand ($25,000.00) dollars shall be deposited with Seller's attorney as escrow agent upon execution of this Agreement. The purchase price shall be guaranteed by Seville. The Selling Shareholder shall be entitled to a second lien on all assets of Seville Plastics, Inc. other than equipment purchased after the Closing Date, in order to support the guaranty.

            (c) The parties acknowledge that there is an item entitled "total long term liability" in the amount of $181,612.87 listed on the balance sheet as of 11/30/1997. The parties further acknowledge that the entity to whom this is paid is commonly known as the Rochester entity. The parties agree that the Rochester liability shall be paid by the Company over a period not to exceed 60 months. No payments will be made for the first twelve months after the closing. Beginning in the month thirteen, there will be 48 equal monthly payments of principal. This liability shall not bear interest until the end of the 48th month after closing. Commencing with the first day of the first day of the 49th month after the closing, interest on any unpaid balance shall bear interest at the rate of 5 % per annum and said interest shall be paid in addition to any principal payments on a monthly basis.

            (d) Purchaser, Inmold, Inc., hereby guarantees all payments required under 1.2(c) and the employment letter between Seville, Inc. and Purchaser dated as of the closing date of the proposed transaction.

     1.3    Closing.

     (a) The closing of the sale of the Shares to the Purchaser (the "Closing") shall take place at the offices of Laurence H. Smith, 7115 Orchard Lake Road, Suite 500, West Bloomfield, Michigan 48322 on or before April 16, 1998 (the "Closing Date")

     (b)    At the Closing:

            (i) The Selling Shareholder shall deliver to the Purchaser the stock certificates representing ownership of the Shares, duly endorsed for transfer, free and clear of all Encumbrances, dated as of the Closing Date.

            (ii) The Purchaser will pay to the Selling Shareholder the amounts payable pursuant to Section 1.2(b).

            (iii) The Selling Shareholder shall execute and deliver to the Purchaser and Seller, Seville, a Noncompetition Agreement in substantially the form of Exhibit B;

            (iv) The Selling Shareholder, Purchaser and Seville shall execute and deliver to each other a General Release in substantially the form of Exhibit C.

            (v) Seville and the Selling Shareholder shall execute and deliver to the Purchaser a certificate in substantially the form of Exhibit D (the "Closing Certificate") setting forth Seville's and the Selling Shareholder's representations and warranties that (A) each of the representations and warranties made by Seville and the Selling Shareholder in this Agreement was accurate in all respects as of the date of this Agreement,
(B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by Seville and the Selling Shareholder in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, and (C) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.4, 6.5, 6.9 and 6. 10 has been satisfied in all respects.

            (vi) The parties have entered into a lease between Seville Plastics, Inc. and Gerald M. Pederson for the real property upon which the current operations of Seville are conducted, substantially in the form of
Exhibit 1.3(vi), providing for a triple net lease, for a five-year term, with a rental of $9,200 for years 1 and 2, and a rental of $9,700 for years 3, 4 and 5.

            (vii) The parties have entered into an employment letter acceptable to both parties with respect to the employment of Gerald M. Pederson, substantially in the form of Exhibit 1.3(vii).

            (viii) The parties have entered into an equipment lease for certain equipment owned by Gerald M. Pederson and currently being used by Seville Plastics for a term of two years at a rate of $2,000 per month, on terms acceptable to both parties.

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF SEVILLE AND SELLING
                    SHAREHOLDER


            Seville and Selling Shareholder jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1    Due Organization; No Subsidiaries; Etc.

            (a) Seville is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary power and authority:

                    (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

                    (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and

                    (iii)  to perform its obligations under all Seville
     Contracts.

            (b) Seville has no subsidiaries, and has never owned, beneficially or otherwise any shares or other securities of, or any direct or indirect interest of any nature in, any entity, except shares constituting not more than 1% of any public company.

            (c) Seville is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the state of Michigan.

            (d) Neither Seville nor any of its shareholders has, since January 1, 1995, approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Seville or the winding up or liquidation of Seville's business or affairs.

     2.2    Articles of Incorporation and Bylaws; Records.

            (a) Seville has delivered or will deliver in form acceptable to Purchaser accurate, complete and current copies of:

                    (i) Seville's articles of incorporation and bylaws, including all amendments thereto, certified by the State of Michigan;

                    (ii)   the stock records of Seville; and

                    (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Seville, the board of directors of Seville and all committees of the board of directors.

There have been no meetings or other proceedings of the shareholders, the board of directors or any committee of the board of directors that are not full reflected in such minutes or other records, which would have a material adverse impact on the Company or Buyer.

            (b) There has not been any violation of any of the provisions of Seville's articles of incorporation or bylaws or of any resolution adopted by Seville's shareholders, the board of directors or any committee of the board of directors; and no event has occurred , and no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

     2.3    Capitalization, etc.

            (a) The authorized capital stock of Seville consists of 50,000 shares of common stock, without par value, of which 15,000 shares (constituting all of the Shares) have been issued and are outstanding;

            (b) The Selling Shareholder has, and the Purchaser will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances. Of the Shares:

                    (i) Gerald M. Pederson owns, beneficially and of record 15,000 shares;

            (c) All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable laws, rules and regulations. None of the Shares is subject to any repurchase option or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). The Selling Shareholder has delivered to the Purchaser accurate and complete copies of the stock certificates evidencing the Shares.

            (d) Except as set forth in part 2.3(d) of the Disclosure Schedule, there is no:

                    (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Seville;

                    (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Seville.

                    (iii) condition or circumstance that may directly or indirectly give rise to or provide a basis for a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Seville.

     2.4    Financial Statements.

            (a) Seville has delivered to the Purchaser the following financial statements and notes (collectively), the "Seville Financial Statements"):

                    (i) the unaudited interim Balance sheets of Seville as of January 31, 1998, and the related interim unaudited statement of operations for the three months then ended;

                    (ii) the compiled balance sheet of Seville as of November 30, 1997 (the "Unaudited Balance Sheet"), and the related compiled statements of operations, changes in stockholders' equity and cash flows of Seville for the twelve months ended, together with the notes thereto.

            (b) All of the Seville Financial Statements are accurate and complete in all respects. The financial statements and notes referred to in
Section 2.4(a)(i) and 2.4(a)(ii) present fairly the financial position of Seville as of the date of said balance sheets and the results of operations, changes in stockholders' equity and cash flows of Seville for the periods then ended. The Seville Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods covered.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since November 30, 1997:

            (a) there has not been any material adverse change in Seville's business, condition, assets, liabilities, intellectual property rights, operations, financial performance or net income except as disclosed in the Seville Financial Statements.

            (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of Seville's assets (whether or not covered by insurance);

            (c) Seville has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;


            (d)     Seville has not sold, issued or authorized the issuance of
     (i) any shares of capital stock or any other securities (ii) any call, option, warrant or right to acquire, or otherwise relating to, any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) Seville has not amended its articles of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f) Seville has not purchased or otherwise acquired any asset from any other Person, other than in the ordinary course of business and consistent with Seville's past practices;

            (g) except as stated on Schedule 2.5 Seville has not leased or licensed any asset from any other Person;

            (h) except as stated on Schedule 2.5 Seville has not made any capital expenditure in excess of $10,000;

            (i) Seville has not sold or otherwise transferred any asset to any other Person other than in the ordinary course of business and consistent with Seville's past practices;

            (j) except as stated on Schedule 2.5 Seville has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

            (k) except as stated on Schedule 2.5 Seville has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

            (l) Seville has not made any loan or advance to any other Person;

            (m) Seville has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (n) Seville has not forgiven any debt or otherwise released or waived any right or claim;

            (o) Seville has not changed any of its methods of accounting or accounting practices in any respect;

            (p) Seville has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with Seville's past practices; and

            (q) Seville has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above.

     2.6    Title to Assets; Condition of Assets.

            (a)     Seville owns, and has good, valid and marketable title to:

                    (i) all assets reflected in Unaudited Interim Balance Sheet (except for inventory sold by Seville since November 30, 1997 and receivables realized in the ordinary course of business and consistent with Seville's past practices); and

                    (ii) all assets acquired by Seville since November 30, 1997 (except for inventory sold by Seville since November 30, 1997 in the ordinary course of business and consistent with Seville's past practices).

                    (iii) All other assets reflected in Seville's financial records or lists of equipment are owned by Seville.

            (b)     Each molding machine owned by Seville:

                    (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted). The parties agree that any repairs to molding machines beyond normal wear and tear and general maintenance for the period 135 days after the closing which exceed thirty thousand ($30,000.00) dollars in the aggregate shall be considered Indemnity Claims under Section 9.2;

                    (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable law, rules and regulations, except where the failure to be in compliance would not have a material adverse effect on Seville's business, condition, assets, liabilities, operations, financial performance, or net income (or on any aspect or portion thereof).

            (c) Except as set forth in Part 2.6(c) of the Disclosure Schedule, all of said assets are owned by Seville free and clear of any Encumbrances.

     2.7    Bank Accounts.    Part 2.7 of the Disclosure Schedule accurately
sets forth as of November 30, 1997, with respect to each account maintained by or for the benefit of Seville at any bank or other financial institution: (a) the name of the institution at which such account is maintained; (b) the account number of such account; and (c) the current balance in such account.

     2.8    Receivables; Major Customers.

            (a) Part 2.8(a) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Seville as of December 31, 1997.

            (b) Except as set forth in Part 2.8(b) of the Disclosure Schedule, all existing accounts receivable of Seville (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1997 and have not yet been collected):

                    (i) represent valid obligations of customers of Seville arising from bonafide transactions entered into in the ordinary course of business; and

                    (ii) are current and will generally be collected in full (without any counterclaim or setoff) within 90 days.

     All existing accounts receivable as stated are net of reserve to be collected as stated in Paragraph (b)(ii) hereof. In the event collection is not realized in an amount at least equal to the net amount within 90 days after closing, the account receivable may be offset against the promissory note, in inverse order of maturity. In such event the account receivable shall be assigned to the Selling Shareholder, free and clear of all encumbrances.

     2.9    Inventory.   Part 2.9 of the Disclosure Schedule provides an
accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of Seville as of November 30, 1997. All of Seville's existing inventory (including all inventory that is reflected on the Unaudited Balance Sheet and that has not been disposed of by Seville since November 30, 1997):

            (a) is of such quantity as to be usable and saleable by Seville in the ordinary course of business and consistent with Seville's past practices except obsolete inventory recorded at nominal value on the Balance Sheet; and

            (b) have been priced at the lower of cost or market value using the "last-in, first-out" method.

The inventory levels maintained by Seville are not excessive in light of Seville's normal operating requirements, are adequate for the conduct of Seville's operations in the ordinary course of business and consistent with Seville's past practices.

     2.10 Real Property. Seville does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12(a) of the Disclosure Schedule.

     2.11   Proprietary Assets.

            (a) Part 2. 1 1 (a) of the Disclosure Schedule sets forth each Proprietary Asset that is owned by or licensed to Seville or that is otherwise used or useful in connection with Seville's business.

            (b) Seville is not infringing, and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any proprietary Asset owned or used by any other Person. To the best knowledge of Seville and the Selling Shareholders, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Seville.

     2.12   Contracts.

            (a) Part 2.12(a) of the Disclosure Schedule identifies each Seville Contract, except for any Excluded Contract. Seville has delivered to the Purchaser accurate and complete copies of all Seville Contracts identified in Part 2.12(a) of the Disclosure Schedule, including all amendments thereto.


            (b) To the Selling Shareholder's knowledge each Seville Contract is valid and in full force and effect, and is enforceable by Seville in accordance with its terms.

            (c)     Except as set forth in Part 2.12(c) of the Disclosure
Schedule:

                    (i) Seville is not in violation, breach or default under any Seville Contract;

                    (ii) no event occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seville Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seville Contract, (C) give any Person the right to accelerate the maturity or performance of any Seville Contract, or (D) give any Person the right to cancel, terminate or modify any Seville Contract; and

                    (iii) Seville has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation of breach of, or default under, any Seville Contract.

            (d) The performance of the Seville Contracts will not result in any violation of or failure to comply with any law, rule or regulation.

            (e) Except as set forth in Schedule 2.12, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seville under any Seville Contract or any other term or provision of any Seville Contract, except under the ordinary course of business.

     2.13 Liabilities. Except as set forth in Schedule 2.13, Seville has no Liabilities, except for:

            (a) liabilities identified as such in the "liabilities" column of the Seville financial statements;

            (b) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by

Seville in the ordinary course of business and consistent with Seville's past practices since November 30, 1997; and

            (c) Seville's obligations under the Contracts listed in Part 2.12(a) of the Disclosure Schedule.

     2.14   Compliance With Legal Requirements.

            (a)     To Selling Shareholder's knowledge, except as set forth in
Part 2.14(a) of the Disclosure Schedule:

                    (i) Seville is in full compliance with each law, rule or regulation that is applicable to it or to the conduct of its business or the ownership or use of its assets, except where the failure to be in compliance would not have a material adverse effect on Seville's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof);

                    (ii) no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seville of, or a failure on the part of Seville to comply with, any law, rule or regulation, except where the failure to be in compliance would not have a material adverse effect on Seville's business, condition, assets, liabilities, operations, financial performance, or net income (or on any aspect or portion thereof); and

                    (iii) Seville has not since January 1, 1995 received any notice or other communication (in writing or otherwise) from any governmental body regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any law, rule or regulation, or
     (ii) any actual, alleged, possible or potential obligation on the part of any of Seville to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

     2.15   Governmental Authorizations.

            (a) Seville has delivered to the Purchaser accurate and complete copies of each Governmental Authorizations that is held by Seville and each other Governmental Authorization that, to the best knowledge of Seville and the Selling Shareholders, is held by any of Seville's employees and relates to or is useful in connection with Seville's business, including all renewals thereof and all amendments thereto. Each such Governmental Authorization is valid and in MI force and effect.


            (b)     Except as set forth in Part 2.15(b) of the Disclosure
Schedule:

                    (i) Since January 1, 1995 Seville and its employees are and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified in Section 2.15(a), except where the failure to be in compliance would not have a material adverse effect on Seville's business, condition, assets, liabilities, operations, financial performance, or net income (or on any aspect or portion thereof);

                    (ii) Since January 1, 1995 no event has occurred, and no condition or circumstances exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified in Section 2.15(a), except where the violation or failure to be in compliance would not have a material adverse effect on Seville's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Section 2.15(a);

                    (iii) Seville has not, since January 1, 1995, received, and, to the best knowledge of Seville and the Selling Shareholder, no employee of Seville has, since January 1, 1995, received, any notice or other communication(in writing or otherwise) from any governmental body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.16 Tax Matters. Except as provided in Schedule 2.16, Seville has filed all federal and Michigan Tax Returns and all other state and foreign Tax Returns required to be filed, and has paid all Taxes required to be paid in respect of all periods for which returns have been made or are due, and has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued and reserved, and has no liability for Taxes in excess of the amount so paid or accruals or reserves so established. Seville is neither delinquent in the payment of any Tax nor in the filing of any Tax Return, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed. Since January 1, 1995, none of Seville's United States, state or foreign Tax Returns have been audited by the Internal Revenue Service ("IRS") or comparable state or foreign agencies.

     2.17 Employee and Labor Matters.

            (a) Part 2.17(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of Seville (including any employee of Seville who is on a leave of absence or on layoff status):

                    (i)    the name of such employee;

                    (ii)   such employee's title;

                    (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from Seville with respect to services performed in 1996 and 1997; and

                    (iv) such employee's annualized compensation as of the date of this Agreement;

            (b) Part 2.17(b) of the Disclosure Schedule accurately identifies each former employee of Seville who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Seville or otherwise) relating to such former employee's employment with Seville; and Part 2.17(b) of the Disclosure Schedule accurately describes such benefits.

            (c) Except as set forth in Part 2.17(c) of the Disclosure Schedule, Seville is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

            (d) The employment of each of Seville's employees is terminable by Seville at will. Seville has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current employees of Seville.

            (e)     To the best knowledge of the Selling Shareholder:

                    (i) no management or key production employee of Seville intends to terminate his employment with Seville;

                    (ii) no employee of Seville has since September 1, 1997 received an offer to join a business that may be competitive with Seville's business; and

                    (iii) no employee of Seville is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of its duties or responsibilities as an employee of Seville, or (B) Seville's business or operations.

            (f) To the knowledge of the Selling Shareholder, since January 1, 1995: Seville has not engaged and has never been engaged in any unfair labor practice of any nature; there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seville or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     2.18   Benefit Plans; ERISA

            (a) Part 2.18(a) of the Disclosure Schedule identifies and provides an accurate and complete description of each Current Benefit Plan and each Past Benefit Plan in effect at any time since January 1, 1995. Since January 1, 1995 Seville has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for the Plans identified in Part 2.18(a) of the Disclosure Schedule; and since January 1, 1995 Seville has not provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.18(a) of the Disclosure Schedule.

            (b) No Seville Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or
Section 302 of ERISA.

     There is no other control group employer, as that term is used within the meaning of Section 4.14 of the Code, who has not complied with all requirements of ERISA.

            (c) Seville has delivered to the Purchaser, with respect to Seville Plan:

                    (i) an accurate and complete copy of such Seville and all amendments thereto;

                    (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such Seville plan;

                    (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of Seville with respect to such Seville Plan;

                    (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any governmental body with respect to such Seville Plan; and

                    (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by Seville from, any governmental body with respect to such Seville Plan.


            (d) Each Current Benefit Plan is being operated and administered in full compliance with the provisions thereof, and each Seville Plan has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Seville Plan has been duly accrued and made on a timely basis.

            (e) Each Current Benefit Plan complies and is being operated and administered in full compliance with, and each Seville Plan has at all times complied and been operated and administered in full compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable legal requirements. Since January 1, 1995 Seville has not incurred any Liability to the Internal Revenue Service or any other governmental body with respect to any Seville Plan; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. Since January 1, 1995 Seville, and any Person that is or was an administrator or fiduciary of any Seville Plan (or that acts or has acted as an agent of Seville or any such administrator or fiduciary), has not engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject Seville to any Liability for breach of any fiduciary duty or any other duty. Since January 1, 1995 no Seville

Plan, and no Person that is or was an administrator or fiduciary of any Seville Plan (or that acts or has acted as an agent of any such administrator or fiduciary):

                    (i) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code;

                    (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or

                    (iii) has taken any action that (A) may subject such Seville Plan or such Person to any Tax, penalty or Liability relating to any "prohibited transaction," or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Seville Plan.

            (f) To the Selling Shareholder's knowledge, no inaccurate or misleading representation, statement or other communication has been made or directed (in writing or otherwise) to any current or former employee of any of Seville (i) with respect to such employee's participation, eligibility for benefits, vesting, benefit accrual or coverage under any Seville Plan or with respect to any other matter relating to any Seville Plan, or (ii) with respect to any proposal or intention on the part of Seville to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

     2.19 Environmental Matters. Seville is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Seville of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Seville has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that Seville is not in compliance with any Environmental Law. To the best of the knowledge of Seville or the Selling Shareholder, no current or prior owner of any property leased or controlled by Seville has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Seville is not in compliance with any Environmental Law. All Governmental Authorizations currently held by Seville pursuant to Environmental Laws are identified in Section 2.15(a)

     2.20   Sale of Products; Performance of Services.

            Since January 1, 1995, to the knowledge of the Selling Shareholder:

            (a) Each product that has been sold by Seville to any Person conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract;

            (b) No product manufactured or sold by Seville has been the subject of any recall or other similar action;

            (c) Except as set forth in Part 2.20(d) of the Disclosure Schedule, no customer or other Person has, since January 1, 1995, ever asserted or threatened to assert any claim against Seville (i) under or based upon any warranty provided by or on behalf of Seville, or (ii) under or based upon any other warranty relating to any product sold by Seville or any services performed by Seville.

     2.21   Insurance.

            (a) Part 2.21(a) of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Seville:

                    (i) the name of the insurance carrier that issued such policy and the policy number of such policy ;

                    (ii) a description of the coverage provided by such policy;

                    (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

                    (iv) a description of any claims pending, and any claims that have been asserted since January 1, 1995 with respect to such policy.

Seville has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part 2.21(a) of the Disclosure Schedule (including all renewals thereof and endorsements thereto).

            (b) Each of the policies identified in Part 2.21(a) of the Disclosure Schedule is valid, enforceable and in full force and effect to the best of the Seller's. knowledge. To the Selling Shareholder's knowledge, all of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete. All premiums and other amounts owing with respect to said policies have been paid in full.

            (c) Except as set forth in Part 2.21(c) of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 2.21(a) of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that would to the knowledge of the Selling Shareholder (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     2.22 Related Party Transactions. Except as set forth in Part 2.22 of the Disclosure Schedule: since January 1, 1995,

            (a) no Related Party has, and no Related Party had any direct or indirect interest of any nature in any asset used or otherwise relating to the business of Seville;

            (b)     no Related Party is, or has been indebted to Seville;

            (c) since incorporation, no Related Party has entered into or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Seville;

            (d) no Related Party is competing, or has at any time since incorporation competed directly or indirectly, with Seville in any market served by Seville;

            (e) no Related Party has any claim or right against Seville which is not released by the execution of the Mutual Release; and

            (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related party against Seville.

     2.23   Proceedings; Orders.

            (a) Except as set forth in Part 2.23(a) of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding:

                    (i) that involves Seville or that otherwise relates to or might affect Seville's business or any of the assets owned or used by Seville (whether or not Seville is named as a party thereto); or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 2.23(a) of the Disclosure Schedule, no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

            (b) Seville has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which Seville has access that relate to the Proceedings identified in Part 2.23(a) of the Disclosure Schedule.

            (c) There is no Order to which Seville, or any of the assets owned or used by Seville, is subject; and the Selling Shareholder is not subject to any Order that relates to Seville's business or to any of the assets owned or used by Seville.

            (d) To the best knowledge of Seville and the Selling Shareholder, no officer or employee of Seville is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Seville's business.

            (e) There is no proposed Order that, if issued or otherwise put into effect, (i) may have a material adverse effect on Seville's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of Seville or the Selling Shareholder to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     2.24   Authority; Binding Nature of Agreements.

            (a) Seville has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seville of this Agreement have been duly authorized by all necessary action on the part of Seville and its stockholder, board of directors, and officers. This Agreement constitutes the legal, valid and binding obligation of Seville, enforceable against Seville in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (b) The Selling Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Shareholder's obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such Transactional Agreements will constitute the legal, valid and binding obligation of the Selling Shareholder who is a party thereto, and will be enforceable against the Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.25 Non-Contravention; Consents. Except as set forth in Pat 2.25 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

             (a) contravene, conflict with or result in a violation of (i) any of the provisions of Seville's articles of incorporation or bylaws, or (ii) any resolution adopted by Seville's shareholder, Seville's board of directors or any committee of Seville's board of directors;

             (b) contravene, conflict with or result in a violation of any law, rule or regulation or any Order to which Seville or the Selling Shareholder, or any of the assets owned or used by Seville is subject;

             (c) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seville or any of its employees or that otherwise relates to Seville's business or to any of the assets owned or used by Seville;

             (d) contravene, conflict with or result in a violation or breach, or result in a default under, any provision of any Seville Contract;

             (e) give any Person the right to (i) declare a default or exercise any remedy under any Seville Contract, (ii) accelerate the maturity or performance of any Seville Contract, or (iii) cancel, terminate or modify any Seville Contract; or

             (f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Seville.

Except as set forth in Part 2.25 of the Disclosure Schedule, neither Seville nor the Selling Shareholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions except with respect to certain debt instruments of Seville which are to be discharged and released at closing.

      2.26 Brokers. Neither Seville nor the Selling Shareholder has agreed or become obligated to pay, or has taken any action that would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

      2.27   Selling Shareholder

             (a) The Selling Shareholder has the capacity and financial capability to comply with and perform all of such Selling Shareholder's covenants and obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party.

             (b)     The Selling Shareholder:

                 (i) has not, since January 1, 1995, taken or been the subject of any action that may have an adverse effect on the Selling Shareholder's ability to comply with or perform any of the Selling Shareholder's covenants or obligations under any of the Transactional Agreements; or

                (ii) is not subject to any Order that may have an adverse effect on the Selling Shareholder's ability to comply with or perform any of the Selling Shareholder's covenants or obligations under any of the Transactional Agreements.

             (c) There is no Proceeding pending, and no Person has threatened in writing to commence any Proceeding, that may have an adverse effect on the ability of the Selling Shareholder to comply with or perform any of the Selling Shareholder's covenants or obligations under any of the Transactional Agreement. To Seller's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      The Purchaser represents and warrants, to and for the benefit of the Selling Shareholder, as follows:

      3.1 Acquisition of Shares. The Purchaser is not acquiring the Shares with the current intention of making a public distribution thereof.

      3.2    Authority; Binding Nature of Agreement.

             (a) The Purchaser has the absolute and unrestricted right, power, authority and financial ability to enter into and perform its obligations under this Agreement;

             (b) The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the party of the Purchaser and its board of directors; and

             (c) This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.3 Brokers. The Purchaser has not agreed or become obligated to pay, or has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

      3.4 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

             (a) contravene, conflict with or result in a violation of (i) any of the provisions of Purchaser's articles of incorporation or bylaws, or
(ii) any resolution adopted by Purchaser's shareholders, its board of directors or any committee of its board of directors;

           (b) contravene, conflict with or result in a violation of any law, rule or regulation or any Order to which Purchaser is subject;

           (d) contravene, conflict with or result in a violation or breach, or result in a default under, any provision of any contract or agreement by which Purchaser is bound;

Except as set forth in Part 3.4 of the Disclosure Schedule, Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      3.5    Purchaser.

             (a) Purchaser has the capacity and financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements to which Purchaser is or may become a party.

             (b) The Purchaser is not subject to any Order that may have an adverse effect on Purchaser's ability to comply with or perform any of Purchaser's covenants or obligations under any of the Transactional Agreements.

             (c) There is no Proceeding pending, and no Person has threatened in writing to commence any Proceeding, that may have an adverse effect on the ability of the Purchaser to comply with or perform any of Purchaser's covenants or obligations under any of the Transactional Agreement. To Purchaser's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

SECTION 4. PRE-CLOSING COVENANTS OF SEVILLE AND SELLING SHAREHOLDER

      4.1 Access and Investigation. Seville and the Selling Shareholder shall ensure that, at all times prior to Closing:

             (a) Seville and its Representatives provide the Purchaser and its Representatives with free and complete access to Seville's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seville;

             (b) Seville and its Representatives provide the Purchaser and its Representative with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to Seville as the Purchaser may request in good faith; and

             (c) Seville and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information regarding Seville as the Purchaser may request on good faith.

      4.2 Operation of Business. Seville and the Selling Shareholder shall ensure that, during the Pre-Closing Period:

             (a) none of the Selling Shareholders directly or indirectly sells or otherwise transfers, or offers, agrees or commits (in writing or otherwise) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

             (b) the Selling Shareholder does not permit, and the Selling Shareholder does not offer, agree or commit (in writing or otherwise) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

             (c) Seville conducts its operations exclusively in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement.

             (d) Seville uses its best efforts to preserve intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Seville;

             (e) Seville keeps in full force all insurance policies identified in Part 2.21(a) of the Disclosure Schedule;

             (f) Seville does not sell or otherwise issue any shares of capital stock or any other securities:

             (g) Seville does not amend its articles of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

             (h) Seville does not make any capital expenditure, except for capital expenditures that are made in the ordinary course of business and consistent with Seville's practices and that, when added to all other capital expenditures made on behalf of Seville during the Pre-Closing Period, do not exceed $10,000 in the aggregate;

             (i) Seville does not enter into or permit any of the assets owned or used by Seville to become bound by any Contract, except for any Excluded Contract;

             (j) Seville does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business and consistent with Seville's past practices;

             (k) Seville does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

             (l) Seville does not change any of its methods of accounting or accounting practice in any respect;

             (m)      Seville does not make any Tax election;

             (n)      Seville does not commence any Proceeding;

             (o) Seville does not enter into any transaction or take any other action of the type referred to in Section 2.5;

             (p) Seville does not enter into any transaction or take any other action outside the ordinary course of business or inconsistent with Seville's past practices;

             (q) Seville does not enter into any transaction or take any other action that constitutes a breach of any representation or warranty made by Seville or any the Selling Shareholder in this Agreement or in the Closing Certificate; and

             (r) Seville does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses, "(g)" through "(s)" of this Section 4.2.

      4.3    Notification; Updates to Disclosure Schedule.

             (a) During the Pre-Closing Period, Seville and the Selling shareholder shall promptly notify the Purchase in writing of:

                     (i) the discovery by Seville or the Selling Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Seville or the Selling Shareholder in this Agreement;

                     (ii) any event, condition, fact or circumstance that occurs, arise or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Seville or the Selling Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                     (iii) any breach of any covenant or obligation of Seville or of the Selling Shareholder; and

                     (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

             (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seville and the Selling Shareholder shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. All such updates shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seville or the Selling Shareholder in this Agreement or in the Closing Certificate, but shall not be considered in (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

      4.4    Filing and Consents.   As promptly as practicable after the
execution of this Agreement, Seville and the Selling Shareholder (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, and (b) shall use his or her or its best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable legal requirement or Contract, or otherwise) by such party in connection with the Transactions. Seville shall promptly deliver to Purchaser a copy of each such filing made, each such notice given and each such Consent obtained by Seville during the Pre-closing Period.

      4.5 Best Efforts. During the Pre-Closing Period, Seville and the Selling Shareholder shall use their best efforts to cause the conditions set forth in Sections 6 and 7.5 to be satisfied on a timely basis. Seville and the Selling Shareholder and Purchaser shall use their best efforts to consummate the Transactions on or prior to ten days after Purchaser's financial representatives complete the inspection and review of Seville's books, records and equipment, but in no event after April 16, 1998.

      4.6 Confidentiality. Seville and the Selling Shareholder shall ensure that, during the Pre-Closing Period:

             (a)     The Selling Shareholder and Seville and its
      Representatives keep strictly confidential the existence and terms of this Agreement.

             (b) neither Seville nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Seville's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that Seville is required to make any such disclosure regarding the Transactions; and

             (c) if Seville is required by law to make any disclosure regarding the Transactions, Seville advises the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

SECTION 5. PRE-CLOSING COVENANTS OF PURCHASER

      5.1   Filing and Consents.   As promptly as practicable after the
execution of this Agreement, Purchaser (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, and (b) shall use the best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable legal requirement or Contract, or otherwise) by such party in connection with the Transactions. Seville shall promptly deliver to Purchaser a copy of each such filing made, each such notice given and each such Consent obtained by Seville during the Pre-Closing Period.

      5.2 Best Efforts. During the Pre-Closing Period, the Purchaser shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied. Purchaser shall use its best efforts to consummate the Transactions on or prior to April 30, 1998.

SECTION 6.   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

             The Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 10.12):

      6.1    [INTENTIONALLY LEFT BLANK]

      6.2 Accuracy of Representations. Each of the representations and warranties made by Seville and the Selling Shareholder in this Agreement shall have been accurate in all materials respects (except that those representations and warranties already qualified as to materiality shall be true in all respects) as of the date of this Agreement, and shall be accurate in all materials respects (except that those representations and warranties already qualified as to materiality shall be true in all respects) as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule.

      6.3 Performance of Obligations. Each covenant or obligation that Seville or any of the Selling Shareholder is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all materials respects.

      6.4 Approvals and Consents. All Consents required to be obtained in connection with the Transactions (including the Consents identified in Part
 2.25 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.5 No Material Adverse Change. There shall have been no material adverse change in Seville's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since the date of this Agreement.

      6.6 Resignation of Directors. Purchaser shall have received the written resignation, effective as of the Closing, of each director and officer of Seville.

      6.7 Acceptance of Employment Offers. The Selling Shareholder shall have accepted Purchaser's offer of employment with Seville effective after the Closing.

      6.8 Additional Documents. Purchaser shall have received the following documents:

             (a) an opinion letter from Seller's Counsel, dated the Closing Date, in the form of Exhibit E;

             (b) a Noncompetition Agreement executed by the Selling Shareholder pursuant to Section 1.3(b)(vi);

             (c) a General Release executed by the Selling Shareholder pursuant to Section 1.3(b)(vii);

             (d) a Closing Certificate executed by the Selling Shareholder pursuant to Section 1.3(b)(vii);

             (e) a lease between Seville, Inc. and the selling shareholder in the form of Exhibit _;

             (f) a two-year lease between Gerald M. Pederson as lessor and Seville Plastics, Inc., the lessee, with respect to a Cincinnati molding machine currently owned by Rochester Plastics and used by Seville Plastics in its operations.

             (g) such other documents as the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seville or the Selling Shareholder, (ii) evidencing the compliance by Seville or the Selling Shareholder with, or the performance by Seville or the Selling Shareholder of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

             (h) Purchaser shall have received evidence satisfactory to Purchaser of the termination or other arrangement acceptable to Purchaser in its sole and exclusive discretion, of the lien of the Small Business Administration and/or First of America which affect any of the equipment or assets of Seville, Inc. Such termination must be satisfactory on or at the date of closing.

      6.9 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the

Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      6.10 No Claim Regarding Stock Ownership or Sale Proceeds. No person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of Seville, or (b) may be entitled to all or any portion of the Purchase Price.

      6.11 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any applicable law, rule or regulation.

      6.12 Legal Fees. The legal fees and expenses incurred by Seville and the Selling Shareholder in connection with the negotiation, execution and delivery of the Agreement and the Transaction Agreements and the consummation of the transactions contemplated thereunder shall have been paid by Seville on or prior to the Closing.

SECTION 7. CONDITIONS PRECEDENT TO SELLING SHAREHOLDER'S OBLIGATION TO CLOSE

      The Selling Shareholder's obligation to sell the Shares and to take the other actions required to be taken by the Selling Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Selling Shareholder, in whole or in part, in accordance with Section 10.12):

      7.1 Accuracy of Representations. Each of the representations and warranties made by the Purchaser in this Agreement and the schedules attached hereto shall have been accurate in all material respects (except that those representations and warranties already qualified as to materiality shall be true in all respects) as of the date of this Agreement and shall be accurate in all material respects (except that those representations and warranties already qualified as to materiality shall be true in all respects) as of the Closing Date as if made at the Closing Date.

      7.2 Performance of Obligations. All of the other covenants and obligations the Purchase is required to comply with or to perform pursuant to this Agreement at or prior to Closing shall have been complied with and performed in all materials respects.

      7.3. Employment. Purchaser shall have delivered to Gerald M. Pederson a letter offering employment with Seville after the Closing in the form of Exhibit_.

      7.4 Real Property Lease. The parties have entered into a real property lease for the property currently used to operate Seville Plastics, Inc. operations in Rochester Hills, Michigan.

      7.5 Equipment Lease. The parties have entered into a certain equipment lease for equipment currently owned by Gerald M. Pederson and used by Seville Plastics, Inc. in its operations, for a period of two years for a rental acceptable to both parties.

      7.6 No Injunction. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Selling Shareholders to the Purchaser.

      7.7 Assumption of First of America Debt. Purchaser shall have either assumed or paid in full all of the principal and accrued interest due and payable to First of America Bank from Selling Shareholder and/or Seville, which debt encumbers the assets of Seville. In the event of assumption of said debt, Purchaser must obtain a full release of the Selling Shareholder and the consent of First of America Bank.

SECTION 8. TERMINATION

      8.1    Termination Events. This Agreement may be terminated prior to the
Closing:

             (a) by the Purchaser if (i) there is a material breach of any covenant or obligation of Seville or the Selling Shareholder, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser comply with or perform its covenants and obligations under this Agreement);

             (b) by the Selling Shareholder if (i) there is a material breach of any covenant or obligation of the Purchaser, or (ii) the Selling Shareholder reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of Seville or the Selling Shareholder to comply with or perform any covenant or obligation set forth in this Agreement);

             (c) by the Purchaser or the Selling Shareholder if the Closing has not taken place on or before April 16, 1998, other than by reason of a party's breach of this Agreement, or

             (d) by the mutual consent of the Purchaser and the Selling Shareholder.

      8.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), 8.1(b) or Section 8.1(c), the
Purchaser shall deliver to the Selling Shareholder a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Selling Shareholder wishes to terminate this Agreement pursuant to
Section 8.1(b) or 8.1(c), the Selling Shareholder shall deliver to the Purchaser a written notice stating that the Selling Shareholder is terminating this Agreement and setting forth a brief description of the basis on which the Selling Shareholder is terminating this Agreement.

      8.3    Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

             (a) no party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement; and

             (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.

      8.4 Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to
Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercises (whether under this Agreement, under any other Contract, under any statute , rule or other law or regulation, at common law, in equity or otherwise).

SECTION 9. INDEMNIFICATION, ETC.

      9.1    Survival of Representations.

             (a) The representations and warranties made by Seville and the Selling Shareholder in this Agreement (including without limitation the representations and warranties set forth in Section 2), and the representations and warranties set forth in the Closing Certificate, shall survive the Closing and shall expire On the third anniversary of the Closing Date; provided, however, that if, at any time prior to the third anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to any of the Selling Shareholders a written notice alleging the existence of an inaccuracy in or other breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or other breach, then the claim asserted in such notice shall survive the third anniversary of the Closing until such time as such claim is fully and finally resolved.

             (b) For the purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Seville and the Selling Shareholder in this Agreement.

      9.2    Indemnification by Selling Shareholder

             (a) Subject to Section 9.3 the Selling Shareholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                     (i) any breach of any representation or warranty made by Seville or the Selling Shareholder in this Agreement or in the Closing Certificate;

                    (ii) any breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of Seville or any of Seville's Representatives;

                   (iii) any breach of any obligation of the Selling Shareholder under Sections 6.2, 6.3, 6.4, 6.6, 6.7 and 6.8, Section 9 or
Section 10;

                    (iv) any Proceeding relating directly or indirectly to any breach, alleged breach, Liability or matter of the type referred to in clause "(i)", "(i)," "(ii)," "(iii)."

             (b) In addition, the Seller Shareholder shall also hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any breach of any covenant or obligation of Seville

      9.3    Maximum Liability of Selling Shareholder

             The aggregate amount of all claims subject to indemnification hereunder by the Seller Shareholder shall not exceed $200,000.00.

      9.4    No Contribution.   The Selling Shareholder waives, and acknowledges
and agrees that the Selling Shareholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against Seville in connection with any indemnification obligation or any other Liability to which such Selling Shareholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

      9.5 Exclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall be deemed to be exclusive.

      9.6 Defense of Third Party Claim. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Seville, against any other Indemnitee or against any other Person) with respect to which the Selling Shareholder may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, the Purchaser shall with counsel acceptable to Purchaser notify the Selling Shareholder, and the Selling Shareholder shall have the right, at its election, to assume the defense of such claim or Proceeding at the sole expense of the Selling Shareholder. If the Selling Shareholder assumes the defense of any such claim or
Proceeding:

             (a) the Selling Shareholder shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Purchaser;

             (b) the Purchaser shall make available to the Selling Shareholder any documents and materials in the possession of the Purchaser that may be necessary to the defense of such claim or Proceeding.

             (c) the Selling Shareholder shall keep the Purchaser informed of all material developments and events relating to such claim or Proceeding;

             (d) the Purchaser shall have the right to participate in the defense of such claim or Proceeding at its own expense;

             (e) Selling Shareholder may settle, adjust or compromise such claim (i) without the consent of Purchaser if neither Seville nor Purchaser thereby incur any obligation not discharged by the Selling Shareholder, or (ii) otherwise with the reasonable consent of Purchaser.

If the Selling Shareholder declines to assume the defense of any such claim or Proceeding (or if, after initially designating the Selling Shareholder to assume such defense, the Purchaser elects to assume such defense), the Purchaser may proceed with the defense of such claim or Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

                     (i) all expenses relating to the defense of such claim or Proceeding shall be considered claims for which indemnity is owed under
Section 9.2;

                     (ii) the Selling Shareholder shall make available to the Purchaser any documents and materials in the possession or control of any of the Selling Shareholder that may be necessary to the defense of such claim or Proceeding;

                     (iii) the Purchaser shall keep the Selling Shareholder informed of all material developments and events relating to such claim or Proceeding; and

                      (iv) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Selling Shareholders; provided, however, that the Selling Shareholder shall not unreasonably withhold such consent.

      9.9 Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this

Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.  INDEMNITY CLAIMS BY PURCHASER

      (a) Notice of Claim. If any matter shall arise which, in the opinion of Purchaser, constitutes or may give rise to loss subject to indemnification by Seller as provided herein (an "Indemnity Claim"), Purchaser shall give prompt written notice (a "Notice of Claim") of such Indemnity Claim to Seller, setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and the amount of indemnity sought from Seller with respect thereto, and shall give continuing notice promptly thereafter as to developments coming to Purchaser's attention materially affecting any matter relating to such Indemnity Claim.

      (b) Mitigation of Loss. Purchaser shall use its best efforts to mitigate its Net Economic Loss in connection with any Indemnity Claim, to the same extent as would a reasonable and prudent person to whom no indemnity were available.

      (c) Limitation of Seller's Liability. Notwithstanding any provision of this Agreement to the contrary, except in the case of actual common law fraud on the part of Seller, Seller's liability to Purchaser after the Closing shall be limited as follows:

             (i) Failure to Mitigate and Notify. Seller shall not have any liability with respect to any Net Economic Loss to the extent arising from (i) Purchaser's failure to take, or cause to be taken, such action as may be reasonably necessary under the circumstances to protect its interests and the interests of Seller or otherwise to mitigate the amount of such Net Economic Loss, or (ii) Purchaser's failure to provide Seller with prompt and continuing notice as provided in subsection (a) of Section 10 hereof.

             (ii) Deductible Losses. Seller shall not have any liability for any Net Economic Loss otherwise indemnifiable hereunder to the extent of the first $25,000, on a cumulative aggregate basis, of loss otherwise indemnifiable hereunder; provided, that this limitation shall not be applicable to the obligation of Seller to repurchase uncollectible Receivables as provided in
Section 10 hereof or to claims for excess repair costs under Section 10 hereof.

      (d) Matters Disclosed Prior to Closing. . Seller shall not have liability after the Closing for any loss otherwise indemnifiable hereunder arising out of any matter disclosed in all material respects in this Agreement (including the Exhibits hereto) or which has been disclosed in all materials respects to Purchaser in writing prior to completion of the Closing, receipt of which writing has been acknowledged by Purchaser or its counsel prior to completion of the Closing.

      Section 10. Payment of Indemnity Obligations. To the extent that the Seller Shareholder is determined to have any liability to any Indemnitee hereunder, such liability shall be discharged only as follows(subject to the limitations of this Agreement, including the maximum indemnity obligation of $200,000 provided under Section 9.3):

      (a) such amounts shall first be set off against the Rochester Debt under Section 1.2(c), to be applied against the installments payable on such Debt, in inverse order of maturity, to the extent of the Rochester debt;

      (b) any remaining liability shall be set off against the amounts coming due to the Selling Shareholder for the purchase price under Section 1.2(b), to be applied against the installments payable thereunder, in inverse order or maturity, to the extent of the purchase price obligation; and

      (c) any remaining liability shall be paid promptly by the Selling Shareholder at Purchaser's written request.

SECTION 11.     MISCELLANEOUS PROVISION

      11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

      11.2 Fees and Expenses. Subject to Sections 9 and 6.12, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement.

      11.3 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing arty may be entitled).

      11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service) to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

      if to Seville:

                        Seville Plastics, Inc.
                        3925 Industrial Drive
                        Rochester Hills, MI 48309
                        Attention: President

      if to Selling Shareholder:

                        Gerald M. Pederson
                        1202 Bluebird
                        Rochester Hills, MI

      with a copy to:

                        Donald H. Baker, Jr., Esq.
                        MEYER, KIRK, SNYDER & SAFFORD
                        100 West Long Lake Road
                        Suite 100
                        Bloomfield Hills, MI 48304

      if to Purchaser:

                        Inmold, Inc.
                        3901 Industrial Drive
                        Rochester Hills, MI 48309
                        Attention: President
                        Telecopier: 248 852-5059
      with a copy to:

                          Laurence H. Smith, Esq.
                          LAURENCE H. SMITH, P.C.
                          7115 Orchard Lake Road, Suite 500
                          West Bloomfield, Ml 48322
                          Telecopier: 248 539-1323

      11.5 Publicity. Without limiting the generality of anything contained in
Section 4.6, on and at all times after the Closing Date:

           (a) for one year after the closing no press release or other publicity concerning any of the Transactions shall be issued or other wish disseminated by or on behalf of the Selling Stockholder, and the Selling Stockholder shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and

           (b) the Selling Shareholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Selling Shareholder's possession that relates directly or indirectly to the business of Seville, the Purchaser or any affiliate of the Purchaser.

      11.6 Time of the Essence. Time is of the essence of this Agreement.

      11.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      11.9 Governing Law; Venue.

           (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Michigan (without giving effect to principles of conflicts of laws).

            (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Oakland, Michigan. Each party to this Agreement:

                  (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Oakland, Michigan (and each appellate court located in the State of Michigan) in connection with any such legal proceeding;

                 (ii) agrees that each state and federal court located in the County of Oakland, Michigan shall be deemed to be a convenient forum; and

                (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Oakland, Michigan, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

      11.10 Successors and Assigns. This Agreement shall be binding upon:
Seville and its successors and assigns (if any); the Selling Shareholder and its personal representatives, executors, administrators, estates, heirs, successors and assigns (if any): and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seville; the Selling Shareholder; the Purchaser; the other Indemnitees (subject to Section 9.9); and the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

      11.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative) except as to
Section 9. The Selling Shareholder and Purchaser agree that: in the event of any breach or threatened breach by such Selling Shareholder or Purchaser of any covenant, obligation or other provision set forth in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach. and

      11.12 Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, Seville and the Selling Shareholder.

      11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      11.15 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      11.16 Entire Agreement. The Transactional Agreements set forth the entire understandings of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

      11.17 Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, rather shall be deemed to be followed by the words "without limitation."

            (c) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      The parties hereto have caused this Agreement to be executed and delivered this 17th day of March, 1998.


"PURCHASER":                    INMOLD, INC., an Indiana Corporation


                                By:
                                    -------------------------------


"SEVILLE":                      SEVILLE PLASTICS, INC., a Michigan corporation


                                By: /s/ Gerald M. Pederson
                                    -------------------------------
                                        Gerald M. Pederson


"SELLING SHAREHOLDER":              /s/ Gerald M. Pederson
                                    -------------------------------

3/17/98

                 MASTER AMENDMENT TO STOCK PURCHASE AGREEMENT
                           AND ANCILLARY AGREEMENTS

    THIS MASTER AMENDMENT TO STOCK PURCHASE AGREEMENT ("this Amendment") is made and entered into this 8th day of March, 1999, by and between GERALD M. PEDERSON ("Seller"), SEVILLE PLASTICS, INC., ("Seville"), and INMOLD, INC., ("Buyer"), and amends a certain Stock Purchase Agreement dated March 17, 1998 (the "SPA"), by and among Seller, Seville and Buyer, and certain other agreements executed in connection with the closing of the SPA on August 27,1998 (collectively, the "Ancillary Agreements").


                             Statement of Purpose

    The parties entered into the SPA on March 17, 1998, and executed the Ancillary Agreements on August 27, 1998. The Ancillary Agreements included, without limitation, the Non-Competition Agreement, the Real Property Lease, the Equipment Lease, and the Employment Letter. The parties have had certain discussions concerning possible modification of the obligations of Buyer and Seville under the SPA and Ancillary Agreements. In that connection, the Buyer has made certain allegations of breach of representation and warranty under the terms of the SPA on the part of Buyer. The parties desire to amend the SPA and the Ancillary Agreements in certain respects, and to settle in a final way any dispute between them pertaining to Buyer's purchase of the outstanding stock of Seville, as set forth below.


    NOW,THEREFORE, in consideration of the forgoing, the parties agree as follows:

      1. Modification of Stock Purchase Price and Payment Terms. Paragraph 1.2(b) of the Stock Purchase Agreement is hereby amended to provide that the purchase price of the stock shall be $475,000, payable as follows:

           (a) the sum of $25,000 was paid at the Closing, and Seller acknowledges receipt of such amount;
           (b) the sum of $50,000 will be paid on March 15,1999;
           (c) the balance of $400,000 shall be paid in 20 equal installments of $22,500, representing principal and interest at the rate of 4% per annum, the first installment being due on July 1, and the succeeding installments being due on October 1, January 1 and April 1, of each year until fully paid, and the last installment being due on April 1, 2004.

      2. Purchase of Equipment. On June 1, 1999, Seville shall purchase, and Seller shall sell to Seville, the plastic injection molding machine now being leased to Seville under the Equipment Rental Agreement. The purchase price shall be $30,000, which shall be paid in full on or before June 1, 1999, by cashiers check. At that time, Seller shall execute a Bill of Sale for the machine, the Rental Agreement shall be terminated by mutual agreement of the parties, and any sums of rent then due under the Rental Agreement shall be forgiven by Seller.

      3. Modification of Rochester Debt/Preferred Stock Obligation. Pursuant to Section 1.2(b) of the Stock Purchase Agreement and a certain side Agreement dated as of the Closing, Seller and Rochester Plastics modified a certain debt owed to Rochester such as to capitalize it into preferred stock, with a concurrent obligation on the part of Seville to redeem that preferred stock. The parties confirm that the recapitalization of the Rochester Debt into preferred stock is hereby void, and that the Rochester Debt is hereby modified to provide that so long as all other obligations of Buyer and Seville to Seller under the SPA, the Ancillary Agreement and this Amendment are fully and promptly performed, then the Rochester Debt shall be canceled upon fulfillment of all such obligations

      4. Modification to Employment Letter. The parties agree that Seller's employment with Seville is being terminated effective upon signature. In that connection, Seville shall pay Seller's salary and employee benefits through March 15, 1999. All arrearages in such benefits shall be paid no later than April 1, 1999. Seville acknowledges that as of the date hereof, it is in arrears in two life insurance payments for Seller's life insurance in the total amount of approximately $1574, which shall be paid on or before April 1, 1999.

           After the Closing, Seville shall continue to carry Seller on its policy of health insurance at Seville's cost, and shall continue to pay, as and when due, all amounts coming due under Seller's existing life insurance policy, which currently is in the amount of approximately $774 per month. Seville's obligations under this paragraph shall end on August 31, 2000.

      5. Real Estate Lease. (a) Seville and Buyer acknowledge that Seville has not yet paid real estate taxes pursuant to the real property lease, in the amount of approximately $18,000. Seville agrees that it will pay such taxes, together with all interest and penalties, on or before July 1, 1999, or earlier if Seller's existing mortgage lender(s) threaten to declare a default under such mortgage based on failure to pay such taxes. To the extent that such lenders pay such taxes on behalf of Seller and charge Seller any interest or penalties, Seville shall pay such penalties.

           (b) Seller acknowledges that Seville plans to close operations at its existing facilities for a limited period of time in order to make certain business changes. Seville and Buyer hereby assure Seller of their intentions to continue to perform all payment and other obligations under the Real Property Lease despite such temporary vacancy. Seller agrees that, so long as Seville and Buyer continue to perform their respective obligations under the Real Property Lease, it will not declare a default as a result of Seller's vacating the premises. Seller may declare such a default in the event that Seller's mortgage lender declares a default on that basis.


      6. Buyer Guarantee. Buyer hereby guarantees the full and prompt payment, when due, of all obligations of Seville to Seller under this Amendment, and confirms its existing guaranty of the obligations of Seville under the SPA and the Ancillary Agreements.

      7. Release of Security Interest. Seller hereby releases his security interest in various assets of Seville granted pursuant to the Security Agreement, which is one of the Ancillary Agreements. To the extent that the Equipment Lease is deemed a financing lease, Seller does not release its security interest in the Equipment, but will release such security interest upon prompt payment of the purchase price under Paragraph 2 hereof.


      8. Attorneys Fees. On April 1, 1999, Buyer shall pay to Seller the sum of $27,500 in consideration of attorneys fees that Seller has previously expended. This amount shall not be credited against the purchase price

      9. Default. In the event that Seville or Buyer fail to pay or perform any of the obligations under any of this Agreement, the SPA or any of the Ancillary Agreements, which failure continues for a period of 30 days after receipt of written notice from Seller, Seller may, at its option, take the following actions, in addition to any other remedies it may have at law or equity:

                 (i) Declare immediately due and payable all payments under this Amendment, the SPA and the Ancillary Agreements, including the entire balance of the Rochester Debt;

                 (ii) Enforce the guaranty of Buyer as to all such accelerated debt;

                 (iii) Declare a default under the Equipment Lease and the Real Property Lease

                 (iv) Obtain all attorneys fees and other costs of collection for any obligation of Buyer or Seville under this Amendment, the SPA and the Ancillary Agreements.

      10. Mutual Release. Seller, Seville, and Buyer hereby release each other from and against and all claims, causes of action, actions or damages occurring prior to the date hereof by reason of any action they have taken or any breach of the SPA or the Ancillary Agreements occurring prior to the date hereof.


      11. Release of Representations and Warranties. Seller and Seville agree that, effective immediately, Seller shall have no further obligations to either of them by reason of any breach of any obligation, duty of indemnification, or representation or warranty under the SPA or any Ancillary Agreement, including failure to collect any receivable due to Seville.

      12. Modification of Non-Competition Agreement. The Non-Competition Agreement is hereby modified to provide that, during the period of Non-competition, Seller shall be obligated not to solicit business from any customer of Seville, or any entity that has been a customer of Seville at any time since January 1, 1997.

      13. Further Documents. The parties agree that they will cooperate with each other in executing such other documents and instruments as each of them shall reasonably request in order to effect the full intents and purposes of this Amendment, including, for example, UCC termination statements.

      14. Effective Date. The Purchase Agreement shall be effective on and as of March 8, 1999, contemporaneously with signature of this Amendment.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment this _______ day of March, 1999.

                                            INMOLD, INC.



                                            By /s/ John M. Horner
                                               ---------------------------
                                                   John M. Horner
                                                   Chief Financial Officer

                                            SEVILLE PLASTICS, INC.


                                            By /s/ John M. Horner
                                              ----------------------------
                                                   John M. Horner
                                                   Chief Financial Officer

                                              /s/ Gerald M. Pederson
                                              ----------------------------
                                                  Gerald M. Pederson



                                            ROCHESTER PLASTICS, INC.


                                            By /s/ Gerald M. Pederson
                                              ----------------------------
                                                   Gerald M. Pederson
                                                   Vice President